EXHIBIT 99.1

Contacts:

Media Alecia Pulman (646) 227-1220 apulman@icrinc.com

Cheryl Henry (407) 333-7440 chenry@ruthschris.com
For Immediate Release
Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com

Ruth’s Chris Steak House, Inc. Changes Corporate Name to

Ruth’s Hospitality Group, Inc.

Heathrow, Fla., May 22, 2008 – Ruth’s Chris Steak House, Inc., (Nasdaq: RUTH) today announced that it will change its corporate name to Ruth’s Hospitality Group, Inc. The Company’s new corporate name, which was approved at its annual shareholder meeting today and will take effect on May 28th, is intended to reflect the expanded focus of its business within the upscale dining sector following the acquisition of 19 Mitchell’s/Columbus Fish Markets and three Mitchell’s/Cameron’s branded steakhouses.

Ruth’s Hospitality Group, Inc. will continue to operate its restaurants under the brand names Ruth’s Chris Steak House, Mitchell’s/Columbus Fish Market, and Mitchell’s/Cameron’s Steakhouse.

“Our new corporate name continues to connect us with the legacy of our founder, Ruth Fertel, while recognizing our broader brand strategy,” said Robin P. Selati, Chairman of the Board of Ruth’s Hospitality Group, Inc. “Under our corporate identity, we now have two sector-leading restaurant concepts and our primary focus will be the successful execution of our operational and growth strategies.”

The Company also announced that the following proposals were approved at today’s annual shareholder meeting:

•

The election of Robin P. Selati, Carla R. Cooper, Bannus B. Hudson, and Alan Vituli as Directors. Each will serve for a one-year term that expires at the annual shareholder meeting in 2009, and until their successors are elected and qualified.

•	The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2008.
•	The amendment to the Company’s 2005 Long-Term Equity Incentive Plan to increase the number of shares available for award by 1,500,000 shares.

Approximately 89 percent, or more than 21 million, of outstanding shares were represented at the annual shareholder meeting.

About Ruth’s Hospitality Group

Ruth Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s/Columbus Fish Market, Mitchell’s/Cameron’s Steakhouse concepts. With more than 140 company- and franchisee-owned locations worldwide, Ruth Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChrisSteakHouse.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com.

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